Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 10, 2016, with respect to the consolidated financial statements of Esquisto Resources II, LLC and Subsidiary included in the Registration Statement (Form S-1 No. 333-214569) and related Prospectus of WildHorse Resource Development Corporation for the registration of shares of its common stock.

/s/Ernst & Young

Dallas, TX

November 22, 2016